Ex. 14

VECTREN

CORPORATE

CODE

OF CONDUCT

As Approved by the Vectren

Coporation Board of Directors:

Date January 31, 2007

Corporate Code of Conduct

I. PURPOSE

Vectren Corporation, including its wholly-owned subsidiary companies (collectively, "Company"), serves an important role in the lives and livelihoods of hundreds of thousands of individual families, businesses and investors, in the region it serves. This role is supported by the Company's commitments and obligations to its shareholders, customers, employees and communities served (collectively, "stakeholders").

The Company has a reputation as a good corporate citizen and enjoys a high level of public trust and confidence. Public trust and confidence is fundamental to good business and a prerequisite for any enterprise’s continued success.

To effectively satisfy the Company's commitments and obligations to its stakeholders, uphold its reputation for good citizenry and maintain the public's trust and confidence, we, as officers and employees (collectively, “Employees”) of the Company, must conduct ourselves and discharge our responsibilities to the Company with the highest standards of integrity and fair dealing.

Our good reputation, as well as the public's trust and confidence in the Company, are valuable assets that cannot be taken for granted and must be safeguarded and earned everyday. This Corporate Code of Conduct (“Code”) is intended to help achieve these objectives by providing each Employee with guidelines for making decisions which support the Company's commitment to the highest standards of integrity and fairness.

II. SCOPE

The Code is applicable to all Employees at Vectren Corporation and each of its wholly owned subsidiaries. The Code also applies to Employees at any newly formed or acquired company immediately upon formation or acquisition. The “Company”, as used in this Code, means Vectren Corporation and all of its wholly owned subsidiaries. Any waiver of the Code for executive officers or directors may be made only by the board or a board committee and must be promptly disclosed to shareholders.

III. GENERAL POLICY

It is the Company’s policy that Employees will conduct themselves in a truthful, honest and ethical manner with the highest standard of integrity and fair dealing. The following standards emphasize the Code’s focus on compliance and appropriate conduct:

•	Compliance with Company policies and procedures.

•	Compliance with applicable local, state and federal laws.

•	Compliance with applicable rules, regulations and technical standards governing the operation of our businesses.

•	Avoidance of conflicts of interest or the appearance of conflicts of interest (as defined in the attached guidelines).

•	Maintenance of accurate accounts, books and records.

IV. APPLICATION

The following is intended to provide general guidance to Employees on issues related to their conduct, it is not to be considered as an all-inclusive list. Questions regarding whether conduct would be inconsistent with the Code should be directed to your supervisor, Vectren Corporation’s Director of Internal Auditing (Director of Auditing) or the Chair of the Audit Committee via mail at “Chair of the Audit Committee”, Vectren Corporation, P.O. Box 209, Evansville, Indiana, 47702-0209 or via email at chairauditcommittee@vectren.com.. In some cases, the Company may already have detailed policies and procedures related to these guidelines, which detail administrative interpretations and/or implementation instructions. If so, such policies and procedures should be consulted for further information.

A. Conflicts of Interest

Conflicts of interest arise when any circumstance, relationship or financial interest prevents, or has the appearance of preventing any Employees from discharging their responsibilities exclusively in the best interest of the Company and independent of personal considerations.

These circumstances, relationships or financial interests do not have to be directly related to an Employee. Conflicts or appearances of conflicts may arise where a close family member of an Employee is involved in a transaction with the Company or could stand to benefit from a transaction the Company may have with a third party.

Although it is not possible to identify every activity that might give rise to a conflict of interest, some of the more common circumstances that could result in a conflict are set forth below. Should you have any questions regarding this matter, you should consult your supervisor, the Director of Auditing or the Chair of the Audit Committee via mail at “Chair of the Audit Committee”, Vectren Corporation, P.O. Box 209, Evansville, Indiana, 47702-0209 or via email at chairauditcommittee@vectren.com.

1.	Relationships with Company Vendors, Suppliers, Contractors and Customers

Employees are expected to maintain impartial relationships with the Company's vendors, suppliers, contractors and customers. Employees must be motivated solely to acquire and/or provide goods or services on terms most favorable to the Company. Care must be exercised to avoid even the appearance of special influence being exerted on behalf of a vendor, supplier, contractor or customer due to personal or other relationships.

Generally, Employees should avoid financial interests in vendors, suppliers, or contractors with whom the Company does business.

As it relates to officers and employees, any relationship other than the employer-employee relationship that exists between an officer or employee and the Company, should be disclosed in accordance with the reporting requirements found in the Responsibilities and Enforcement section of the Code.

2.	Gifts, Meals, Services and Entertainment

It is a violation of the Code for an Employee or a close family member of an Employee to request or accept anything of value which, based upon the facts and circumstances, could be reasonably determined to have an influence on the performance of the Employee’s duties to act in a manner which favors a vendor, supplier, contractor or customer contrary to the Company’s best interests.

Normal and customary business meals and entertainment (which are considered generally accepted business practices) or small gifts which are intended for promotional or advertising purposes only, are not considered a violation of the Code so long as the item of value is not excessive. Excessive is defined as being of sufficient value as to actually influence or which, based upon the facts and circumstances, could reasonably be concluded to have the ability to influence decisions made by the recipient or cause the recipient to favor the provider. In no case should an Employee accept “gifts of cash”/bribes from vendors, competitors, suppliers or contractors.

Employees receiving normal and customary gifts, business meals or entertainment, services or anything else of value from a single Company vendor, supplier, contractor or customer, with an annual cumulative value in excess of $200, must report such items in accordance with the reporting requirements found in the Responsibilities and Enforcement section of the Code.

3.	Outside Employment

In general, officers and Employees have the right to be employed outside the Company and to have financial and managerial interests in outside companies. However, any outside employment or business activities must not conflict with the officer’s or Employee's ability to properly perform his or her responsibilities or job duties, nor should such employment or business activity create or appear to create a conflict of interest.

No officer may, without prior approval of the Governance Committee, serve as a compensated member of the board of any other enterprise. Likewise, Employees seeking to serve as a member of the board of any other enterprise should consult with their supervisor and obtain approval prior to accepting the position.

No officer or Employee may, without prior approval of their supervisor, perform work or services for an outside organization which has or seeks to have a business relationship with the Company. Supervisors should consider whether the Employee’s service in such a capacity would cause a conflict of interest or interfere with the Employee’s ability to perform their duties.

4.	Confidential Information and Insider Trading

In the course of fulfilling their responsibilities to the Company, Employees may have access to information that is of a confidential, privileged, competitive and/or proprietary nature (collectively, “Confidential Information”). It is essential that Employees protect the confidentiality of such information.

The use or disclosure of confidential information may be for Company purposes only and not for personal benefit or the benefit of others.

Federal and state laws explicitly prohibit Employees from using "insider" or "material non-public" information when trading or recommending Company securities (i.e., stock or debt). Information is considered "material" if there is a substantial likelihood that a reasonable investor would consider it important in arriving at a decision to buy, sell, or hold the Company’s securities. Employees must not act on such information until it has been disclosed to the public and the public is considered to have had an opportunity to absorb the information. Generally, this would not be until information has been publicly disclosed and the market has had an opportunity to react to the information.

Employees must not disclose "insider" or "material non-public" information to others, including friends or relatives, until such information has been disclosed to the public. Such "outsiders" who have received material inside information are also considered by law to be "insiders" and are subject to the same legal prohibitions described above.

Examples of inside information that might be considered to be material include dividend rate changes, earnings estimates, significant expansion or curtailment of operations, a merger or acquisition proposal or agreement, sale or purchase of substantial assets, major litigation, or other matters that could significantly impact the Company.

Examples of trading Company securities include directly buying and selling stock and transfers into and out of the Company stock fund in the 401(k) Plan.

5.	Participation in Public Office

The Company believes strongly in the democratic process and supports that process through all appropriate means. Employees are encouraged to participate in our system of government, to speak out on public issues and to be active in civic and political activities.

However, conflicts of interest must be avoided. Thus, when speaking out on public issues, Employees should not give the appearance of acting on the Company's behalf unless they have, in fact, been authorized, in advance, to do so. Employees who hold public office should not participate in any decision that would directly and substantially affect the Company (i.e., assessing Company land for tax purposes) and should make it clear why they are abstaining.

6.	Use of Company Name or Resources for Personal Benefit

It is the Company’s policy that Employees not use the name of the Company, its purchasing power or its assets or resources for their personal benefit without proper approval. Disposal of Company assets should be made strictly in accordance with established procedures which specify required approvals and methods of disposal. The best interests of the Company are served when its resources are used only for the benefit of the Company. It is the responsibility of all officers and employees to ensure Company assets and resources are safeguarded and not misused. Employees are expected to exercise reasonable judgment regarding the appropriateness of incidental personal use of Company assets.

B. Accuracy of Books and Records

The Company maintains a system of internal controls which it believes provides reasonable assurance that Company assets are safeguarded and that transactions are properly executed and recorded in accordance with management's criteria. This system is characterized by a control-oriented environment within the Company, which includes policies and procedures along with supervisory overview and approval of transactions.

It is the Company’s policy that all transactions will be recorded in an accurate and timely manner and in accordance with established procedures. It is a violation of the Code to intentionally misstate, conceal or otherwise misrepresent any transaction. Falsification of any Company record is strictly prohibited and, as appropriate, may be subject to disciplinary action, up to and including termination.

The Company’s senior financial officers have special responsibilities relating to the preparation and dissemination of the Company’s financial statements. These responsibilities include the requirement to periodically submit certifications with respect to the accuracy of those statements. (See Section V, D Annual Reporting).

C. Suspected Dishonest, Fraudulent or Illegal Activities

The Company, like any enterprise, is subject to the possibility of dishonest, fraudulent and illegal activities by one or more of its employees or agents. It is the Company’s policy to establish and maintain an atmosphere hostile to such activities and to encourage employees to come forward if they are made aware of any such activities. Given the Company's obligations and responsibilities to all of its stakeholders, dishonest, fraudulent and illegal activities will not be tolerated and will be dealt with severely.

Accordingly, the Code, along with other measures and controls, have been established by the Company to:

•	Prevent and detect dishonest, fraudulent and illegal activities,

•	Encourage those aware of such activities to come forward and provide them a method by which such communications can be made in complete confidence and without fear of retribution, and

•	Promptly investigate and resolve such activities in a fair and objective manner.

To protect the reputations and rights of individuals suspected of wrongdoing, and to preserve the integrity and confidentiality of the investigatory process, the Code must be strictly followed. Any individual suspected of a dishonest or fraudulent activity will be given the opportunity to provide proof to the contrary. If it is concluded that illegal activities are involved, the matter may be referred to the appropriate law enforcement authorities.

The Director of Auditing will have the overall responsibility for overseeing compliance with this policy and, together with the executive officer responsible for the area in question, will be responsible for the investigation of suspected dishonest or fraudulent activities. The investigation of any suspected illegal activities will be the responsibility of Company’s General Counsel.

Operating management is primarily responsible for preventing and detecting dishonest, fraudulent and illegal activities within their assigned areas. To discharge this responsibility, each manager or supervisor should be generally familiar with the potential for dishonest, fraudulent and illegal activities that may occur within their areas. Each manager and supervisor should also be alert for irregularities or deviations from standard operating procedures, which may indicate the presence of such activities.

All officers and employees must be alert for dishonest, fraudulent and illegal activities. Such activities or irregularities may include, but are not limited to:

•	Alteration or intentional misstatement of Company reports and records (including time and expense reports and bidding documentation),

•	Forgery or other unauthorized or improper alteration of checks, drafts, promissory notes, and securities,

•	Any misappropriation of funds, securities, supplies, or any other asset,

•	Any irregularity in the handling or reporting of monetary transactions,

•	Unauthorized disposal of Company assets, or

•	Any illegal act.

In the event Employees are made aware of any of the above activities or other dishonest, fraudulent or illegal activities, they should immediately notify, as appropriate, their supervisor or the Director of Auditing. All such communications will be held in strict confidence. Upon learning of these matters, affected supervisors are responsible for immediately notifying the Director of Auditing and the executive officer with responsibility for the area where the alleged activities are occurring. In turn, all communications of these matters will be discussed with the Chair of the Audit Committee.

In extraordinary cases where the confidential channels of communication described above are still not deemed sufficient and an officer or employee is gravely concerned about protecting his or her identity while bringing a suspected dishonest, fraudulent or illegal activity to light for investigation (including accounting or auditing issues), they may communicate their concern directly to the Chair of the Vectren Corporation Audit Committee. The officer or employee should provide as much detail and specifics as possible regarding the alleged activities and place the document (without self-identification, if so desired) in an envelope, sealed and marked confidential, addressed via mail to the “Chair of the Audit Committee”, Vectren Corporation, P.O. Box 209, Evansville, Indiana, 47702-0209 or via email at chairauditcommittee@vectren.com. Upon receipt in the Company’s mail distribution center, the envelope will be forwarded unopened to the Chair of the Audit Committee. Pursuant to the Charter of the Audit Committee of Vectren Corporation, the Chair has at their disposal the resources necessary to investigate the concerns.

Great care must be exercised in the investigation of and in communicating or reporting these matters within the Company. It is essential to avoid making false or incorrect accusations or contacting suspected individuals that an investigation is under way. Individuals suspected of such activities will be contacted through appropriate channels. Therefore, to protect the reputations and rights of individuals suspected of wrongdoing, and to preserve the integrity and confidentiality of the investigatory process, the following must be strictly adhered to:

•
Officers or Employees who believe they have specific knowledge of an alleged dishonest, fraudulent or illegal activity must immediately contact their supervisor, the Director of Auditing or the Chair of the Audit Committee of Vectren Corporation;

•	Officers or Employees, other than those specifically authorized to do so, must not contact the suspected individual to determine the facts or discuss any other aspect of the matter;

•	Officers or Employees must not discuss the case with anyone inside the Company other than those involved in the investigatory process;

•
Officers or Employees, other than those specifically authorized to do so, must not discuss the case, facts, suspicions, or allegations with anyone outside the Company unless in response to questions from law enforcement authorities; and,

•
Officers or Employees must direct all inquiries from individuals suspected of wrongdoing or their representatives, to the Director of Auditing, the appropriate executive officer or the Company’s General Counsel. Proper response to such an inquiry should be, "I'm not at liberty to discuss this matter." Under no circumstances should there be any reference to "what you did," "the crime," "the fraud," "the forgery" etc.

This section of the Code is intended to provide further guidelines on how to report matters related to Code compliance and employee and supervisory responsibilities associated with the Code’s enforcement.

V. RESPONSIBILITIES AND ENFORCEMENT

It is the responsibility of all Employees to ensure compliance with the Code. It is the specific responsibility of each supervisor to ensure their employees are aware of and understand the Code. It is further the responsibility of each supervisor to monitor compliance with the Code and report instances of non-compliance to the Director of Auditing.

Employees aware of potential violations of the Code should contact, as appropriate, their supervisor or the Director of Auditing. In the case of an employee, if the employee concludes that contacting his or her supervisor would not be prudent, he or she can directly communicate potential violations, in complete confidentiality, to the Director of Auditing or the Chair of the Audit Committee as indicated in the prior section. Upon notification of a potential violation of the Code, the Director of Auditing will discuss the Issue with the Chair of the Audit Committee and promptly investigate the matter and, if substantiated, notify the appropriate executive officer for resolution and determination of appropriate action. Employees alleged to have violated the Code will have an opportunity to offer proof to the contrary. Failure to report violations of the Code following their discovery may also be grounds for disciplinary action. An employee who violates the Code will be subject to disciplinary action, up to and including termination.

Employees who have questions regarding interpretation of the Code as it relates to specific situations or certain actions should discuss the matter with their supervisor. Supervisors uncertain as to the proper interpretation of the Code as it relates to an employee's question should contact the Director of Auditing and/or their area’s executive officer for resolution, and/or the Chair of the Audit Committee.

Any violations of the Code or questions regarding interpretation of the Code which cannot be resolved by the Director of Auditing and the appropriate executive officer will be directed to the Chair of the Audit Committee for final resolution.

A. Reporting Requirements

The reporting thresholds, as described below, should not be construed to mean that because an event or circumstance requires reporting, a conflict of interest automatically exists. In general, the objective of these reporting requirements is to provide management with information which could help in identifying potential conflicts of interest.

B. Substantial Ownership

Employees, directly or indirectly, owning or acquiring financial interest of $25,000 or more, or 5% ownership (regardless of the amount) in vendors, suppliers or contractors who do business with or are seeking to do business with the Company must report such relationships to their immediate supervisor.

Supervisors made aware of such relationships are responsible for making the determination of whether a conflict of interest exists given the circumstances and responsibilities of the employee involved. If it is determined that a conflict exists, the supervisor should contact the appropriate executive officer and the Director of Auditing for resolution.

C. Gifts, Meals and Entertainment in Excess of $200 Value

Employees receiving normal and customary gifts, business meals or entertainment, services, or anything else of value from a single Company vendor, supplier, contractor or customer, with an annual cumulative value in excess of $200, must report such items to their immediate supervisor. Promotional and advertising items of nominal value and minimal quantity are not subject to this reporting requirement.

Supervisors are expected to provide proactive guidance to employees in regard to this policy. If an employee is uncertain of the value of an item offered or received, or if the employee is uncertain whether acceptance of such an item could constitute a conflict of interest, they should discuss the matter with their supervisor for resolution.

Each supervisor is responsible for making the determination of whether acceptance of any such item would create an actual or perceived conflict of interest given the circumstances and responsibilities of the employee involved. If the supervisor determines acceptance of a particular item would create an actual or perceived conflict of interest, the item should be cordially declined or returned with an explanation given to the vendor, supplier or contractor regarding the Code’s provisions.

Each supervisor is responsible for maintaining records of items received by his/her employees (see Exhibit A). Periodically, these records should be reviewed to determine whether trends exist which might indicate a possible conflict of interest.

D. Annual Reporting

Annually, in conjunction with the review by the Company's external auditors, the Director of Auditing will mail surveys with certificates of compliance to all directors, officers and key employees for completion. The survey and certificates provide the means by which the Company can document compliance with the Code and ensure that all directors, officers and key employees (primarily supervisors and above) are familiar with the Code's contents (see Exhibit B).

Also, annually, the Director of Auditing will mail letters to the Company's major vendors, suppliers and contractors informing them of the Code’s provisions regarding gifts and entertainment, and employees’ acquiring a substantial financial interest in organizations doing business with the Company (see Exhibit C).

In addition to the certificate of compliance in Exhibit B, the CEO, CFO, Treasurer and Controller must complete the certification for Principal Executive & Senior Financial Officers (see Exhibit D) and submit to the Director of Auditing.

Vectren’s Board of Directors is also subject to a Code of Ethics. This Code is provided in Exhibit E. The Board of Directors is required to affirm compliance with their Code annually.

EXHIBIT A
ENTERTAINMENT AND GIFT FORM

In accordance with the Corporate Code of Conduct, Employees receiving normal and customary gifts, business meals or entertainment, services or anything else of value from a single Company vendor, supplier, contractor or customer, with an annual cumulative value in excess of $200, must report such items to their immediate supervisor, (cumulative totals comprised solely of individual items that are of a promotional/advertising nature (coffee mugs, hats, pencils, etc.) and of nominal value and quantity need not be reported). Accordingly, this form is provided to help facilitate the reporting process and to ensure all necessary information is documented.

A. GENERAL

1.Employee:

2.Vendor, supplier, contractor or customer:

B. ENTERTAINMENT AND MEALS

1.Type, location and date: _____________________________________________

2.Estimated cost, including transportation and accommodations if applicable:

$

3.Business purpose:

4.List names and company affiliations of others present:

5.Does the Company currently do business with this organization?

Yes____ No____

6.Was this cleared with your supervisor beforehand?

Yes____ No____

C. GIFTS, SERVICES AND OTHER ITEMS OF VALUE

Description and approximate value:

Employee Signature Date

D. SUPERVISOR COMMENTS

Supervisor Signature Date

EXHIBIT B

ANNUAL CODE OF CONDUCT QUESTIONNAIRE

This questionnaire is being sent to all key employees in accordance with the Company's Corporate Code of Conduct (“Code”) and in conjunction with the annual review by the Company's external auditors. The intent of this questionnaire is to:

Provide a means by which the Company can document awareness of the Code and related policies,

Give further assurance to management that its representations with respect to these matters are correct, and

Provide additional information needed to assist in evaluating compliance with the Code and related policies.

Before this questionnaire is completed, each recipient should review the Code and refer to it for guidance when answering certain questions. Answers to these questions should cover the twelve months ending December 31, 2006 and through the date this questionnaire is completed. When completed, each recipient should sign and date the questionnaire in the spaces provided and return the original to the Director of Auditing in an envelope marked "confidential". All responses will be held in strict confidence.

1. Do you or any member of your close family have a substantial financial interest in any  Company vendor, supplier or contractor as defined in the Code?

No______ Yes______ If yes, provide details.

2. Have you or any member of your close family received any gifts or entertainment from a Company vendor, supplier, contractor or customer which has not been reported in accordance with the Code?

No______ Yes______ If yes, provide details.

3. Have you or any of your subordinates accepted or been offered anything of value, (which would require reporting), from a Company vendor, supplier, contractor or customer, which in your opinion might indicate the presence or perception of a conflict of interest? When answering this question you should first review your records of gifts and entertainment received by employees in your area. Consideration should be given to possible trends. (Note: Entertainment and Gift Forms need not be retained after this review is completed, provided that the review does not call for further investigation. In that event, these records should be retained until the matter is finally resolved. If the answer to this question is "yes", attach the original Entertainment and Gift Form to this questionnaire and return to the Director of Auditing.)

No______ Yes______ If yes, provide details.

4. Have you or any of your employees maintained outside employment or participated in other business activities which conflicts with the performance of your job duties with the Company or creates an actual or perceived conflict of interest with the Company?

No______ Yes______ If yes, provide details.

5. Have you or any of your employees served in a public office which might have dealt with issues directly and substantially affecting the Company?

No______ Yes______ If yes, provide details.

6. Have you made or authorized any contribution or expenditure of corporate funds, or anything of value, by or on behalf of the Company, or any of its subsidiaries, in support of any candidate for federal, state or local office?

No______ Yes______ If yes, provide details.

7. Are you aware of any of the following instances or situations:

•	Existing relationships between a Company employee and a Company vendor, supplier, contractor, customer, and/or competitor which could indicate a conflict of interest.

•	Confidential or proprietary information being improperly disclosed to anyone outside the Company.

•	Company assets or property being misappropriated.

•	Company transactions being intentionally misstated, concealed or otherwise misrepresented.

•
Intentional failure on behalf of a Company employee to comply with all applicable local, state or federal laws or applicable rules, regulations or technical standards governing the operation of our business.

•	An employee acting on “material non-public” information when trading or recommending Company securities.

•
An employee disclosing “insider” or “material non-public” information to “outsiders”. “Insider” or “material non-public” information is information of a material nature that has not been disclosed to the public.

•	Any other activities which conflict with the Code.

No______ Yes______ If yes, provide details.

CERTIFICATE OF COMPLIANCE

I have read the foregoing questionnaire as well as the Corporate Code of Conduct. I fully understand both, and my responses are true, accurate and complete to the best of my knowledge and belief.

________________________________                    ________________________________
Signature                                             Position

      ________________________________                       ________________________________
Name (please print)                                            Date

EXHIBIT C

December 31, 2006

To Our Vendors, Suppliers and Contractors:

We are writing to the many businesses that provide us with needed materials, supplies, or services to emphasize Vectren’s commitment to high standards of business conduct and to enlist your support in assuring the integrity of our business relationship.

Our Corporate Code of Conduct states that officers and employees or any close members of their family are not to accept gifts or other items of value from vendors, suppliers or contractors, which could be construed as having an influence on the performance of the employee's duties to act in a manner which favors a vendor, supplier or contractor contrary to the best interests of the Company. This policy is not intended to prohibit normal and customary business meals, gifts or entertainment so long as they are not extravagant and have legitimate business purposes.

Our Corporate Code of Conduct further states that officers and employees or any members of their family should avoid substantial financial interests in vendors, suppliers or contractors with whom the Company does business. The Company has defined substantial interest as an investment of either $25,000 or 5% (regardless of amount) of the ownership of the organization in question.

We respectfully ask your help in ensuring these policies are upheld by providing a copy of this letter to all individuals in your company who deal with Vectren employees. We also request that if you become aware of any instance where a Vectren director, officer or employee or any member(s) of their family acquires a substantial interest in your organization, as defined above, you please notify the undersigned.

We look forward to continuing our solid business relationship with your organization and would like to thank you in advance for your cooperation and support in this endeavor.

Respectfully,

Brian Madonia
Director of Auditing

EXHIBIT D

Code of Ethics for Principal Executive & Sr. Financial Officers

In my role as a financial executive of Vectren Corporation, I certify that I adhere to and advocate the following principles and responsibilities governing my professional and ethical conduct.

To the best of my knowledge and ability:

1.	I act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships.

2.	I provide constituents with information that, to the best of my knowledge, is accurate, complete, objective, relevant, timely and understandable.

3.	I comply with rules and regulations of the federal, state and local governments, and other appropriate private and public regulatory agencies.

4.	I act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts.

5.
I respect the confidentiality of information acquired in the course of my work except when authorized or otherwise legally obligated to disclose. Confidential information acquired in the course of my work is not used for personal advantage.

6.	I share knowledge and maintain skills important and relevant to the Company’s needs.

7.	I proactively promote ethical behavior as a responsible partner among peers and employees in my work environment.

8.	I achieve responsible use of and control over all assets and resources employed or entrusted to me.

______________________________                                        ___________________
(Signature)                                                      (Date)

EXHIBIT E

Code of Ethics for Board of Directors

Overview

Vectren’s commitment to ethical business conduct is a fundamental shared value of our Board of Directors, management and employees and critical to the Company’s success. Vectren has adopted this Code of Ethics (‘Code”) for Members of the Board of Directors. Each Director must comply with this Code. No code or policy can anticipate every situation that may arise, accordingly, this Code is intended to serve as a guiding set of principles for Directors. Directors are encouraged to bring questions about particular circumstances that may involve one or more of the provisions of this Code to the attention of the Board’s Nominating and Governance committee (Governance Committee), who may consult with inside or outside counsel as appropriate. Directors who also serve as officers or employees of Vectren must also comply with Vectren’s Corporate Code of Conduct for employees and its guidelines on gift and entertainment reporting.

1.	Compliance with Laws and Regulations

Directors are expected to conduct their business affairs in compliance with applicable laws and regulations and shall encourage and promote such behavior for themselves, officers and employees.

2.	Conflicts of Interest

Directors must avoid any conflicts of interest between the Director and Vectren. A “conflict of interest” may exist when a director’s personal or professional interest is or appears to be adverse to the interests of Vectren. Conflicts of interest may also arise when a Director or members of his or her family, or an organization with which the Director is affiliated receives improper personal benefits as a result of his or her position as a Director of Vectren. Any situation that involves, or may involve, a conflict of interest should be promptly disclosed to the Chair of the Governance Committee, who may consult inside or outside counsel as appropriate.

As it relates to the Directors, any relationship other than the member of the Board’s service as a Director that exists between the Company and a non-management member of the Board is subject to review and scrutiny by the Governance Committee, and is also subject to the Vectren Corporation Corporate Governance Guidelines pertaining to the required independence of the members of the Board.

3.	Confidentiality and Corporate Opportunity

Directors must maintain the confidentiality of non-public information entrusted to them by Vectren, except when dislosure is required by law or regulation. Directors are prohibited from taking for themselves personally or for the organizations which they are affiliated, opportunities that are discovered through the use of Vectren information or position without the consent of the Board of Directors. No Director may use Vectren property, information or position for improper personal gain.

EXHIBIT E

Code of Ethics for Board of Directors (cont.)

4.	Insider Trading

Directors are to abide by all applicable securities laws and regulations when trading Vectren securities.

5.	Fair Dealing

Directors shall endeavor to deal fairly with Vectren’s customers, suppliers and employees while serving the interest of shareholders. Directors should not take unfair advantage of anyone through manipulation, abuse of privileged information, or other intentional unfair practice.

The purpose of business entertainment and gifts in a commercial setting is to create goodwill and sound working relationships, not to gain unfair advantage. Directors and members of their immediate families should not accept gifts from persons or entities where any such gift is being made in order to influence the Director’s actions as a member of the Board.

6.	Waivers of the Code

Any waiver of this Code may only be made by the Board and should be promptly disclosed.

7.	Enforcement of the Code

The Board shall determine appropriate actions to be taken in the event of violations of this Code. Such actions should be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Code. In determining what action is appropriate in a particular case, the Board should take into account all relevant information, including the nature and severity of the violation.

As a member of Vectren’s Board of Directors, I assert my compliance with the above guiding principles.

________________________________                          ________________

(Signature)                                      (Date)